Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

12-11

Contacts:	James Haddox, CFO Kip Rupp, CFA – Investors Reba Reid - Media Quanta Services, Inc. 713-629-7600

QUANTA SERVICES REPORTS 2012 FIRST QUARTER RESULTS

Diluted Earnings Per Share of $0.22

Raising 2012 Revenue and Diluted EPS Guidance

Backlog at Record Levels

HOUSTON – May 3, 2012 - Quanta Services, Inc. (NYSE: PWR) today announced results for the three months ended March 31, 2012. Revenues in the first quarter of 2012 were $1.43 billion compared to revenues of $849.0 million in the first quarter of 2011. Net income attributable to common stock was $45.7 million, or $0.22 per diluted share, in the first quarter of 2012, versus a net loss attributable to common stock of $17.6 million, or a loss of $0.08 per diluted share, in the first quarter of 2011. Adjusted diluted earnings per share (a non-GAAP measure) were $0.27 for the first quarter of 2012 compared to a loss of $0.05 for the first quarter of 2011. Adjusted diluted earnings per share are GAAP diluted earnings per share before the impact of non-cash items such as amortization of intangible assets and non-cash compensation expense, all net of tax. See the attached table for a reconciliation of non-GAAP measures to the reported GAAP measures.

“The first quarter of 2012 was the most profitable first quarter in the company’s history,” said Jim O’Neil, president and chief executive officer of Quanta Services. “Our electric power segment was the major contributor to the strong first quarter performance, primarily due to safe, efficient execution on a record number of transmission projects. Based on our performance in this year’s first quarter, increased backlog, and improved visibility in the natural gas and pipeline segment, we have increased our full year 2012 guidance.”

RECENT HIGHLIGHTS

•

Awarded Additional Pipeline Projects Totaling $170 Million - Since Quanta’s last earnings conference call on February 22, 2012, the company has been awarded approximately $170 million of additional gathering system and pipeline construction projects, bringing year-to-date pipeline awards to approximately $370 million. The projects awarded thus far in 2012, some of which remain subject to final terms, call for Quanta to construct new pipelines and replace existing pipelines to facilitate the transportation of natural gas, natural gas liquids and oil to markets and processing facilities.

•

Secured Contract for California Solar Project - During the first quarter, Quanta was selected by GCL Solar Energy to provide comprehensive engineering, procurement and construction (EPC) services for two photovoltaic facilities totaling 70 megawatts. This project is located near the city of Alpaugh, California. Preconstruction activities began in February, and the project is expected to be completed by year end. Once completed, this will be one of the largest photovoltaic tracking facilities in the world.

•

Derrick A. Jensen to Become Chief Financial Officer - In April, Quanta announced that Derrick A. Jensen, currently senior vice president - finance and administration and chief accounting officer, will become chief financial officer on May 17, 2012. James H. Haddox, currently chief financial officer, will assume the role of executive vice president. Haddox will remain actively involved with the company, maintaining insurance, bonding and banking relationships and working with the executive team on strategic acquisitions, investments, international expansion and the long-term direction of the company.

•

Increased Investment in Howard Energy Partners (HEP) - In April, Quanta completed a $52.3 million additional investment in HEP, bringing Quanta’s total investment in HEP to $87.3 million for a 31 percent equity interest in HEP. HEP used the proceeds from Quanta and other investors to acquire key midstream gathering assets strategically located in the Eagle Ford shale.

OUTLOOK

The overall outlook for Quanta’s business is robust, resulting in improved expectations for the full year 2012. However, the company’s customers continue to experience regulatory and permitting challenges on projects and economic conditions continue to create some uncertainty. It is difficult for management to predict the timing or extent of the impact that these issues may have on demand for Quanta’s services, particularly in the near-term. The following forward-looking statements are based on current expectations, and actual results may differ materially.

Quanta expects revenues for the second quarter of 2012 to range between $1.4 billion and $1.5 billion and diluted earnings per share to be $0.28 to $0.30. Quanta expects adjusted diluted earnings per share (a non-GAAP measure) for the second quarter of 2012 to be $0.33 to $0.35. This non-GAAP measure is estimated on a similar basis as the calculations of historical adjusted diluted earnings per share presented in this release, adjusting for amortization of intangibles and non-cash stock compensation expense, which are forecasted to be approximately $10 million and $7 million.

Quanta expects revenues for the full year 2012 to range between $5.4 billion and $5.7 billion. Diluted earnings per share for the full year 2012 are estimated to be between $1.00 and $1.20. Quanta expects adjusted diluted earnings per share for the full year 2012 to range from $1.19 to $1.39. Amortization of intangibles and non-cash stock compensation expense are forecasted to be approximately $64 million for the full year 2012.

The non-GAAP measures in this press release and on the company’s website are provided to enable investors, analysts and management to evaluate Quanta’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing Quanta’s operating results with those of its competitors. These measures should be used as an addition to, and not in lieu of, results prepared in conformity with GAAP. Reconciliations of other GAAP to non-GAAP measures not included in this press release can be found on the company’s website at www.quantaservices.com in the “Investors & Media” section.

CONFERENCE CALL INFORMATION

Quanta Services has scheduled a conference call for May 3, 2012, at 9:30 a.m. Eastern Time. To participate in the call, dial 480-629-9644 at least 10 minutes before the conference call begins and ask for the Quanta Services conference call. Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the company’s website at www.quantaservices.com. To listen to the call live on the Web, please visit the Quanta Services website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live event, an archive will be available shortly after the call on the company’s website at www.quantaservices.com. A replay will also be available through May 10, 2012, and may be accessed at 303-590-3030, using the pass code 4532654#. For more information, please contact Kip Rupp at Quanta Services by calling 713-341-7260 or emailing investors@quantaservices.com.

Quanta Services is a leading specialized contracting services company, delivering infrastructure solutions for the electric power, natural gas and pipeline and telecommunication industries in North America and select international markets. The company’s comprehensive services include designing, installing, repairing and maintaining network infrastructure. Additionally, Quanta licenses point-to-point fiber optic telecommunications infrastructure in certain markets and offers related design, procurement, construction and maintenance services. With operations throughout North America and in select international markets, Quanta has the manpower, resources and expertise to complete projects that are local, regional, national or international in scope.

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Forward-Looking Statements

This press release (and oral statements regarding the subject matter of this release, including those made on the conference call and webcast announced herein) contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, projected revenues, earnings per share, margins, capital expenditures and other projections of financial and operating results; growth or opportunities in particular markets; the expected value of contracts or intended contracts with customers; the scope, services, term and results of any projects awarded or expected to be awarded for services to be provided by Quanta; potential opportunities that may be indicated by bidding activity or similar discussions with customers; the potential benefits from acquisitions; the business plans or financial condition of our customers; and Quanta’s strategies and plans, as well as statements reflecting expectations, intentions, assumptions or beliefs about future events, and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These statements can be affected by inaccurate assumptions and by a variety of risks and uncertainties that are difficult to predict or beyond our control, including, among others, quarterly variations in operating results, including as a result of weather, site conditions, project schedules, regulatory and environmental restrictions, bidding and spending patterns and other factors that may affect the timing of or productivity on projects; adverse economic and financial conditions, including weakness in the capital markets; trends and growth opportunities in relevant markets; delays, reductions in scope or cancellations of anticipated, existing or pending projects, including as a result of weather, regulatory or environmental processes, project performance issues or capital constraints that may impact our customers; the successful negotiation, execution, performance and completion of anticipated, pending and existing contracts; the ability to obtain awards of projects on which we bid or are otherwise discussing with customers; the ability to attract skilled labor and retain key personnel and qualified employees; potential shortage of skilled employees; dependence on fixed price contracts and the potential to incur losses with respect to these contracts; estimates relating to the use of percentage-of-completion accounting; the ability to generate internal growth; the ability to effectively compete for new projects and market share; the failure of renewable energy initiatives, the economic stimulus package or other existing or potential legislative actions to result in increased demand for Quanta’s services; liabilities associated with multi-employer pension plans, including underfunding of liabilities and termination or withdrawal liabilities; the possibility of an increase in the liability associated with Quanta’s partial withdrawal in the fourth quarter of 2011 from a multi-employer pension plan, including as a result of successful legal challenges by the pension plan; unexpected costs or liabilities that may arise from lawsuits or indemnity claims related to the services Quanta performs; liabilities for claims that are self-insured or not insured; potential additional risk exposure resulting from any unavailability or cancellation of third party insurance coverage; cancellation provisions within contracts and the risk that contracts are not renewed or are replaced on less favorable terms; the potential that participation in joint ventures exposes us to liability and/or harm to our reputation for actions or omissions by our partners; our failure to comply with the terms of our contracts, which may result in unexcused delays, warranty claims, damages or contract terminations; the effect of natural gas, natural gas liquids and oil prices on Quanta’s operations and growth opportunities; the future development of natural resources in shale areas; the inability of customers to pay for services; the failure to recover on payment claims against project owners or to obtain adequate compensation for customer-requested change orders; the failure of our customers to comply with regulatory requirements applicable to their projects, including those related to awards of stimulus funds, potentially resulting in project delays or cancellations; budgetary or other constraints that may reduce or eliminate government funding of projects, including stimulus projects, which may result in project delays or cancellations in whole or in part; estimates and assumptions in determining financial results and backlog; the ability to realize backlog; risks associated with operating in international markets, including instability of foreign governments, currency fluctuations, tax and investment strategies and compliance with the laws of foreign jurisdictions as well as the Foreign Corrupt Practices Act; the ability to successfully identify and complete acquisitions, to effectively integrate acquired businesses and their operations, and to realize potential synergies, such as cross-selling opportunities, from acquisitions; the potential adverse impact resulting from uncertainty surrounding acquisitions, including the ability to retain key personnel from the acquired businesses and the potential increase in risks already existing in Quanta’s operations; the adverse impact of goodwill or other intangible asset impairments; the adverse impact of impairments of investments in third parties; growth outpacing our decentralized management infrastructure; requirements relating to governmental regulation and changes thereto; inability to enforce our intellectual property rights or the obsolescence of such rights; risks associated with the implementation of an information technology solution; the impact of a unionized workforce on operations and the ability to complete future acquisitions; potential liabilities relating to occupational health and safety matters; our dependence on suppliers, subcontractors and equipment manufacturers and their ability to perform their obligations; risks associated with Quanta’s fiber optic licensing business, including regulatory changes and the potential inability to realize a return on capital investments; beliefs and assumptions about the collectability of receivables; the cost of borrowing, availability of credit, fluctuations in the price and volume of Quanta’s common stock, debt covenant compliance, interest rate fluctuations and other factors affecting financing and investment activities; the ability to access sufficient funding to finance desired growth and operations; the ability to obtain performance bonds; the ability to continue to meet the requirements of the Sarbanes-Oxley Act of 2002; potential exposure to environmental liabilities; rapid technological and structural changes that could reduce the demand for services; the potential impact of incurring additional healthcare costs arising from federal healthcare reform, and other risks detailed in Quanta’s Annual Report on Form 10-K for the year ended December 31, 2011 and any other documents that Quanta files with the Securities and Exchange Commission (SEC). Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta does not undertake and expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s documents filed with the SEC that are available through the company’s website at www.quantaservices.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov.

Quanta Services, Inc. and Subsidiaries Consolidated Statements of Operations For the Three Months Ended March 31, 2012 and 2011 (In thousands, except per share information) (Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenues	$1,425,177	$848,959
Cost of services (including depreciation)	1,229,662	778,068

Gross profit	195,515	70,891
Selling, general and administrative expenses	106,646	91,541
Amortization of intangible assets	9,394	6,266

Operating income (loss)	79,475	(26,916)
Interest expense	(584)	(255)
Interest income	408	286
Other income (expense), net	165	(65)

Income (loss) before income taxes	79,464	(26,950)
Provision (benefit) for income taxes	29,470	(10,645)

Net income (loss)	49,994	(16,305)
Less: Net income attributable to noncontrolling interests	4,287	1,289

Net income (loss) attributable to common stock	$45,707	$(17,594)

Earnings (loss) per share attributable to common stock:
Basic earnings (loss) per share	$0.22	$(0.08)

Diluted earnings (loss) per share	$0.22	$(0.08)

Weighted average shares used in computing earnings (loss) per share:
Basic	211,481	214,167

Diluted	211,592	214,167

Quanta Services, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	March 31, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$177,367	$315,349
Accounts receivable, net	1,114,246	1,066,273
Costs and estimated earnings in excess of billings on uncompleted contracts	308,146	206,159
Inventories	72,263	71,416
Prepaid expenses and other current assets	98,091	105,957

Total current assets	1,770,113	1,765,154
PROPERTY AND EQUIPMENT, net	985,672	971,696
OTHER ASSETS, net	143,786	153,830
OTHER INTANGIBLE ASSETS, net	209,140	207,224
GOODWILL	1,646,623	1,601,210

Total assets	$4,755,334	$4,699,114

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt and notes payable	$56	$56
Accounts payable and accrued expenses	580,834	618,925
Billings in excess of costs and estimated earnings on uncompleted contracts	181,766	162,095

Total current liabilities	762,656	781,076
DEFERRED INCOME TAXES AND OTHER NON-CURRENT LIABILITIES	521,964	528,775

Total liabilities	1,284,620	1,309,851

TOTAL STOCKHOLDERS’ EQUITY	3,461,606	3,381,952
NONCONTROLLING INTERESTS	9,108	7,311

TOTAL EQUITY	3,470,714	3,389,263

Total liabilities and equity	$4,755,334	$4,699,114

Quanta Services, Inc. and Subsidiaries Supplemental Data (Unaudited)

Segment Results

We report our results under four reporting segments: (1) Electric Power Infrastructure Services, (2) Natural Gas and Pipeline Infrastructure Services, (3) Telecommunications Infrastructure Services and (4) Fiber Optic Licensing, as set forth below (in thousands, except percentages).

	Three Months Ended March 31,
	2012		2011
Revenues:
Electric Power	$933,321	65.5%	$566,461	66.7%
Natural Gas and Pipeline	358,860	25.2	176,823	20.8
Telecommunications	105,953	7.4	79,393	9.4
Fiber Optic Licensing	27,043	1.9	26,282	3.1

Consolidated revenues	$1,425,177	100.0%	$848,959	100.0%

Operating income (loss):
Electric Power	$109,324	11.7%	$29,315	5.2%
Natural Gas and Pipeline	(10,959)	(3.1)	(37,015)	(20.9)
Telecommunications	8,420	7.9	(3,622)	(4.6)
Fiber Optic Licensing	13,609	50.3	12,035	45.8
Corporate and Non-Allocated Costs	(40,919)	N/A	(27,629)	N/A

Consolidated operating income (loss)	$79,475	5.6%	$(26,916)	(3.2)%

Backlog

Backlog represents the amount of revenue that we expect to realize from work to be performed in the future on uncompleted contracts, including new contractual arrangements on which work has not yet begun. Backlog estimates include amounts under long-term maintenance contracts or master service agreements (MSAs), in addition to construction contracts. We estimate the amount of work to be disclosed as backlog as the estimate of future work to be performed by using recurring historical trends inherent in the current MSAs, factoring in seasonal demand and projecting customer needs based upon ongoing communications with the customer. Generally, our customers are not contractually committed to specific volumes of services under our MSAs, and many of our contracts may be terminated with notice. There can be no assurance as to our customers’ requirements or that our estimates are accurate. In addition, many of our MSAs, as well as contracts for fiber optic licensing, are subject to renewal options. For purposes of calculating backlog, we have included future renewal options only to the extent that the renewals can reasonably be expected to occur.

The following table presents our total backlog by reportable segment as of March 31, 2012, March 31, 2011 and December 31, 2011 along with an estimate of the backlog amounts expected to be realized within 12 months of each balance sheet date (in millions):

	Backlog as of
	March 31, 2012		March 31, 2011		December 31, 2011
	12 Month	Total	12 Month	Total	12 Month	Total
Electric Power	$2,738.9	$4,967.3	$1,883.2	$4,344.3	$2,365.5	$4,960.0
Natural Gas and Pipeline	863.5	1,413.9	668.7	1,257.1	768.2	1,347.2
Telecommunications	349.6	545.6	310.3	533.5	336.0	529.6
Fiber Optic Licensing	104.8	441.2	95.2	425.8	102.8	402.0

Total	$4,056.8	$7,368.0	$2,957.4	$6,560.7	$3,572.5	$7,238.8

Quanta Services, Inc. and Subsidiaries Reconciliation of Non-GAAP Financial Measures For the Three Months Ended March 31, 2012 and 2011 (In thousands, except per share information) (Unaudited)

The non-GAAP measure of adjusted diluted earnings (loss) per share is provided to enable investors to evaluate performance excluding the effects of items that management believes impact the comparability of operating results between periods. As to certain of the items below, (i) amortization of intangible assets is impacted by Quanta’s acquisition activity, which can cause these amounts to vary from period to period; (ii) non-cash compensation expense may vary due to acquisition activity, factors influencing the estimated fair value of performance-based awards, estimated forfeiture rates and amounts granted during the period and (iii) acquisition costs vary period to period depending on the level of Quanta’s acquisition activity ongoing during the period.

	Three Months Ended
	March 31,
	2012	2011
Adjusted diluted earnings (loss) per share:
Net income (loss) attributable to common stock (GAAP as reported)	$45,707	$(17,594)
Adjustments:
Acquisition costs, net of tax	440	—

Adjusted net income (loss) attributable to common stock before certain non-cash adjustments	46,147	(17,594)
Non-cash stock-based compensation, net of tax	3,954	3,380
Amortization of intangible assets, net of tax	6,143	4,121

Adjusted net income (loss) attributable to common stock for adjusted diluted earnings per share	$56,244	$(10,093)

Calculation of weighted average shares for adjusted diluted earnings (loss) per share:
Weighted average shares outstanding for basic earnings (loss) per share	211,481	214,167
Effect of dilutive stock options	111	— (a)
Effect of shares held in escrow	—	— (a)

Weighted average shares outstanding for adjusted diluted earnings (loss) per share	211,592	214,167

Adjusted diluted earnings (loss) per share	$0.27	$(0.05)

(a)	Potential common shares are excluded from the diluted loss per share computation in the quarter ended March 31, 2011 as their inclusion would be antidilutive.